PENN CORPORATION
  COMPREHENSIVE
  SECURITY PROGRAM

  Financial Statements for the Years
  Ended December 31, 1994 and 1993 and
  Independent Auditors' Report






PENN CORPORATION COMPREHENSIVE SECURITY PROGRAM

TABLE OF CONTENTS

                                                                    Page

INDEPENDENT AUDITORS' REPORT                                        1

FINANCIAL STATEMENTS:

  Statements of Net Assets Available for Benefits -
    December 31, 1994 and 1993                                      2

  Statements of Changes in Net Assets Available for Benefits -
    Years Ended December 31, 1994 and 1993                          3

  Notes to Financial Statements                                    4-11


ALL FUNDS OF THE PLAN ARE HELD IN A MASTER TRUST.
  AS A RESULT, SUPPLEMENTAL SCHEDULES ARE OMITTED
  BECAUSE THEY ARE INAPPLICABLE UNDER THE DEPARTMENT
  OF LABOR'S RULES AND REGULATIONS.




INDEPENDENT AUDITORS' REPORT


Benefit Plans Administration Committee
  Penn Corporation:

We have audited the accompanying statements of net assets available for benefits of Penn Corporation Comprehensive Security Program as of December 31, 1994 and 1993, and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the net assets available for benefits of the Plan at December 31, 1994 and 1993, and the changes in net assets available for benefits for the years then ended in conformity with generally accepted accounting principles.


DELOITTE & TOUCHE LLP
Milwaukee, WI

April 21, 1995



PENN CORPORATION COMPREHENSIVE SECURITY PROGRAM

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS
DECEMBER 31, 1994 AND 1993

                                                                    1994           1993

ASSETS:
 Investments in Western Publishing Group, Inc. Master
  Retirement Trust pooled investment accounts (Notes 3 and 4):
   Investment funds                                                $  423,031     $1,077,562
   Guaranteed investment contracts                                  2,925,750      1,880,389
   Parent company stock                                                64,609        165,319
   Loans receivable from participants                                  85,668         79,017
   Accrued income receivable                                           13,524          8,604
 Contributions receivable:
  Penn Corporation                                                    151,552        383,865
  Participants                                                         21,184         46,968
                                                                   ----------     ----------
      Total assets                                                  3,685,318      3,641,724
                                                                   ----------     ----------

LIABILITIES:
 Payable to third parties                                               4,573          2,401
                                                                   ----------     ----------
NET ASSETS AVAILABLE FOR BENEFITS                                  $3,680,745     $3,639,323
                                                                   ==========     ==========

See notes to financial statements.

PENN CORPORATION COMPREHENSIVE SECURITY PROGRAM

STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
YEARS ENDED DECEMBER 31, 1994 AND 1993

                                                  1994            1993

Investment income - Increase in equity
of allocable portion of Western Publishing
Group, Inc. Master Retirement Trust pooled
investment accounts  (Notes 3 and 7):
  Interest                                       $  158,146      $  171,927
  Dividends                                          49,714          21,945
  Depreciation on pooled investment accounts       (137,350)        (14,252)
Contributions:
  Penn Corporation                                  150,521         383,915
  Participants                                      482,664         524,379
                                                 ----------      ----------

    Total additions                                 703,695       1,087,914
                                                 ----------      ----------

Payments to or on behalf of participants            651,549         627,373
Administrative expenses                              10,724          17,205
                                                 ----------      ----------

    Total deductions                                662,273         644,578
                                                 ----------      ----------

    Net increase                                     41,422         443,336


Net assets available for benefits:
  Beginning of year                               3,639,323       3,195,987
                                                 ----------      ----------

  End of year                                    $3,680,745      $3,639,323
                                                 ==========      ==========


See notes to financial statements.

PENN CORPORATION COMPREHENSIVE SECURITY PROGRAM

NOTES TO FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 1994 and 1993


1.  THE PLAN

    Penn Corporation Comprehensive Security Program (the "Plan") is a contributory defined contribution plan offered to certain employees of Penn Corporation (the "Company"), a wholly-owned subsidiary of Western Publishing Group, Inc., and eligible employees of any other United States corporation that is a member of the controlled group of corporations of which Penn Corporation is a member, which adopts the Plan, with the consent of the Company, who meet certain eligibility requirements. The Plan became effective on January 1, 1987 and conforms with the requirements of the Employee Retirement Income Security Act of 1974 ("ERISA").

    An employee becomes a participant of the Plan on specified quarterly entry dates after meeting the following requirements:

      a. Is a salaried employee or a member of a group or class of employees to which the Plan has been extended by the Board of Directors of the employer; and

      b. Is not a member of a collective bargaining unit of employees represented by a collective bargaining representative, except to the extent that an agreement between the participating company ("employer") and such representative extends the Plan to such unit of employees; and

      c.     Has completed six months of continuous employment
             (as defined in the Plan).


    Participants, by means of authorized payroll deductions, may elect to make contributions to the Plan in amounts based on a percentage of compensation, as defined in the Plan. A participating employee's total contribution ("income deferral" and "voluntary participant") is limited to 16% of compensation. Income deferral contributions were limited to $9,240 for 1994 and $8,944 for 1993 in accordance with the Internal Revenue Code ("Code").

    The Company contributes to the Plan an amount equal to 3% of the aggregate compensation of participants entitled to share in the contribution for that year. Employer contributions are reduced by any forfeitures to be credited for the applicable period. Forfeitures for 1994 and 1993 totaled

    $21,058 and $4,769, respectively. The employers' contributions are always invested in the Interest
    Accumulation Fund.

PENN CORPORATION COMPREHENSIVE SECURITY PROGRAM

    Amounts credited to a participant's account are designated as "Plan Credits." Contributions made by, or on behalf of, a participant, are invested (in proportions designated by the participant) in one or more of the following funds:

                                       Number of Participants
                                        Invested in Fund at
             Fund Type                    December 31, 1994

           Conservative Equity Fund              65
           Aggressive Equity Fund                59
           Interest Accumulation Fund           288
           Parent Company Stock Fund             40

    Interest, dividends and net realized and unrealized gains and losses on Plan investments are allocated to participants' accounts based on their proportionate share of the applicable fund's assets.

    If a participant's employment terminates for any reason other than retirement, disability or death, the participant is entitled to receive Plan Credits resulting from employer contributions which are then vested according to the following schedule:

                                    Vested Percentage
        Years of Continuous            of Employer
             Employment            Contribution Account

             Less than 1                   0%
             1 but less than 2            25%
             2 but less than 3            50%
             3 but less than 4            75%
             4 or more                   100%

    Balances in a participant's income deferral contribution account and voluntary participant account are fully vested at all times.

    In the event of a participant's retirement, disability or death, Plan Credits not previously vested, become fully vested and are not subject to forfeiture, and all Plan

    Credits become immediately distributable in the manner described below.

PENN CORPORATION COMPREHENSIVE SECURITY PROGRAM

    When a participant's employment terminates for any reason, all vested Plan Credits of the participant may be distributed to the participant or, in the event of death, to the beneficiary by one or both of the following methods:

      a.     By a lump-sum distribution of any or all Plan Credits.

      b. By applying the cash equivalent of any or all such Plan Credits towards the purchase of an annuity contract, subject to certain requirements as defined in the Plan.

    A participant may elect to defer distribution of vested Plan
    Credits until age 70-1/2.

    No more often than once per quarter, a participant may elect to withdraw all or any portion of the net credit balance in the voluntary participant contribution account or rollover account. In addition, participants may borrow, up to certain limits, against their account balance. The loan must be repaid over a period not to exceed 60 months unless the proceeds were used for the purchase of a primary residence in which case it must be repaid within 360 months. Generally, loan repayments are made by payroll deduction.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    Basis of Accounting - The accompanying financial statements have been prepared on the accrual basis of accounting.

    Investments - The Plan participates in investment accounts under the Western Publishing Group, Inc. Master Retirement Trust (the "Master Trust"). Investment income, realized gains and losses on investment transactions, expenses and investment appreciation or depreciation on assets held in the Master Trust are allocated monthly to each fund under the Plan based on its proportionate share of Master Trust assets. Plan participation in the Master Trust is adjusted monthly for withdrawals for benefit payments to Plan participants and annually for employer contributions made to the Plan.

    Valuation of Investments - Investments in the Master Trust pooled investment accounts and parent company stock are valued at fair value. Investments in guaranteed investment contracts are valued at contract value. Contract value represents contributions made under the contract plus interest at the contract rate, less funds used to purchase annuities and pay administrative expenses.

    Expenses - Plan expenses, such as trustee and accounting fees, are chargeable to the Plan. During 1994 and 1993, $10,724 and $17,205, respectively, of such expenses were paid by the Plan.

PENN CORPORATION COMPREHENSIVE SECURITY PROGRAM

    Benefits Payable - In 1993, the Plan changed its method of accounting for benefits payable to comply with the 1993 AICPA Audit and Accounting Guide, Audits of Employee Benefit Plans. The new guidance requires that benefits payable to persons who have withdrawn from participation in a defined contribution plan be disclosed in the footnotes to the financial statements rather than be recorded as a liability of the Plan. Net assets available for benefits included benefits of $1,476,859 and $61,944 due to participants who have withdrawn from participation in the Plan as of December 31, 1994 and 1993, respectively.

3.  INVESTMENTS IN MASTER TRUST

    Investments in the Master Trust at December 31, 1994 and 1993 were as follows:

                                                     1994          1993
                                                   (Dollars in Thousands)

    Guaranteed investment contracts                $ 77,725      $ 54,077
    Pooled investment funds                          26,821        51,480
    Common stock                                      1,610         3,602
                                                   --------      --------
    Total investments                              $106,156      $109,159
                                                   ========      ========


    The net investment gain of the Master Trust for the years ended December 31, 1994 and 1993 was as follows:


                                                     1994          1993
                                                   (Dollars in Thousands)

    Interest and Dividends                         $  6,129      $  6,425
    (Depreciation) appreciation in fair
      value of investments                           (4,024)        1,404
    Administrative expenses                            (453)         (402)

                                                   --------      --------
    Net investment gain                            $  1,652      $  7,427
                                                   ========      ========



    The Plan's interest in the Master Trust as a percentage of net assets of the Master Trust was approximately 3% at December
    31, 1994 and 1993.

PENN CORPORATION COMPREHENSIVE SECURITY PROGRAM

4.  INVESTMENTS

    Investments in pooled investment funds at December 31, 1994 and 1993 were as follows:


                                              1994                    1993
                                      -------------------    -----------------------
                                       UNITS   FAIR VALUE       UNITS     FAIR VALUE
    Conservative Equity Fund
      (Evergreen Total Return Fund)    11,703  $  199,306        8,792   $   172,491
    Aggressive Equity Fund (Evergreen
      Fund)                            18,368     200,963       12,533       177,973
    Bankers Trust Pyramid Directed
      Account Cash Fund                 2,762       2,762      727,098       727,098
                                               ----------                -----------
                                                 $423,031                 $1,077,562
                                               ==========                ===========



    Investments in guaranteed investment contracts at December
    31, 1994 and 1993 were as follows:

                                                           1994         1993
      Principal Mutual Life Insurance Company
        Contract #GA4-6187-3                           $  608,537   $  711,685
      John Hancock Mutual Life Insurance Company
        Contract #GAC-7313-2                              794,214
      CNA Insurance Company
        Contract #12732-026                                            478,308
      New York Life Insurance Company

        Contract #GA-06701-2-3                            211,465      255,940
      New York Life Insurance Company
        Contract #GA-06701-3                              190,114      222,404
      Allstate Life Insurance Company
        Group Annuity Contract #GA-5343-3                 181,860      212,052
      Metropolitan Life Insurance Company
        Contract #GA-13981-269                            412,737
      Metropolitan Life Insurance Company
        Contract #GA-13823-269                            140,382
      Hartford Life Insurance Company
        Contract #GA-1014-AZ                              386,441
                                                       ----------   ----------

                                                       $2,925,750   $1,880,389
                                                       ==========   ==========

PENN CORPORATION COMPREHENSIVE SECURITY PROGRAM

    Investments in parent company stock at December 31, 1994 and 1993 were as follows:

                                                       Fair
                                          Shares      Value
     Western Publishing Group, Inc.
       common stock:
         December 31, 1994                6,801     $ 64,609
                                                    ========

         December 31, 1993                8,588     $165,319
                                                    ========

    Transactions in the common stock of Western Publishing Group, Inc. were as follows:

                                 1994                  1993
                           -----------------     -----------------
                           Shares    Amount      Shares    Amount

     Aggregate purchases    1,510   $17,997      1,466    $23,267
                                    ========              ========

     Aggregate sales        3,297   $52,502      1,373    $22,835
                                    ========              ========


5.  INTERNAL REVENUE SERVICE STATUS

    The Internal Revenue Service has determined and informed the Company by a letter dated September 15, 1989, that the Plan is qualified and the trust established under the Plan is tax-

    exempt, under the appropriate sections of the Code. The Plan has been amended since receiving the determination letter and subsequent to December 31, 1994, the Company filed the amended Plan with the Internal Revenue Service for the purpose of obtaining an updated determination letter. However, the plan administrator believes that the Plan is currently designed and being operated in compliance with the applicable requirements of the Code. Therefore, the plan administrator believes that the Plan was qualified and the related trust was tax-exempt as of the financial statement date.

6.  TERMINATION OF THE PLAN

    In the event that the Plan is terminated at some future time, each participant's account will become fully vested and will be distributed in accordance with provisions of the Plan.

PENN CORPORATION COMPREHENSIVE SECURITY PROGRAM

NOTES TO FINANCIAL STATEMENTS (CONTINUED)


7. CHANGES IN NET ASSETS BY FUND:

   Plan participants have the ability to self-direct employee contributions into any of the funds described in Note 1. Net assets at December 31, 1994 and the changes in net assets available for benefits for the year then ended were as follows:

                                                                                     Interest
                                       Conservative   Aggressive   Parent Company   Accumulation
                                       Equity Fund    Equity Fund    Stock Fund         Fund        Loan Fund      Total
Investment income:
 Intererest                             $     19       $     21       $    120       $  152,846      $ 5,140     $  158,146
 Dividends                                15,241         34,473                                                      49,714
 Depreciation on pooled
  investment accountants                 (27,193)       (32,968)       (77,189)                                    (137,350)
                                        --------       --------       --------       ----------      -------     ----------
   Total investment income (loss)        (11,933)         1,526        (77,069)         152,846        5,140         70,510

Contribtions:
 Penn Corporation                                                                       150,521                     150,521
 Participants                             87,608         82,244         35,450          277,362                     482,664
Transfers of assets from (to)
 other funds                              (9,455)        (2,613)       (34,623)          37,003        9,688
                                        --------       --------       --------       ----------      -------     ----------
   Total additions                        66,220         81,157        (76,242)         617,732       14,828        703,695
                                        --------       --------       --------       ----------      -------     ----------
Payments to or on behalf
 of participants                          43,030         32,075         16,127          548,525       11,792        651,549
Administrative expenses                      182            196            584            9,762                      10,724
                                        --------       --------       --------       ----------      -------     ----------
   Total deductions                       43,212         32,271         16,711          558,287       11,792        662,273
                                        --------       --------       --------       ----------      -------     ----------
   Net increase (decrease)                23,008         48,886        (92,953)          59,445        3,036         41,422

Net assets available for benefits:
 Beginning of year                       180,044        175,055        162,285        3,042,922       79,017      3,639,323
                                        --------       --------        -------       ----------      -------     ----------
 End of year                            $203,052       $223,941        $69,332       $3,102,367      $82,053     $3,680,745
                                        ========       ========        =======       ==========      =======     ==========

PENN CORPORATION COMPREHENSIVE SECURITY PROGRAM

   Net assets at December 31, 1993 and the changes in net assets available for benefits for the year then ended were as follows:

                                                                                             Interest
                                            Conservative    Aggressive    Parent Company   Accumulation
                                            Equity Fund     Equity Fund     Stock Fund         Fund        Loan Fund     Total
Investment income:
 Interest                                    $  1,731       $     12      $      2          $  165,436      $ 4,746    $  171,927
 Dividends                                     14,375          7,570                                                       21,945
 (Depreciation) appreciation
 on pooled investment accounts                 (2,463)         2,044       (13,833)                                       (14,252)
                                             --------       --------      -----------       ----------      -------    -----------
   Total investment income (loss)              13,643          9,626       (13,831)            165,436        4,746        179,620

Contributions:
 Penn Corporation                                                                              383,915                     383,915
 Participants                                  67,909         70,258        52,196             334,016                     524,379
Transfers of assets from (to)
 other funds                                    6,319        (10,230)      (26,028)              4,297       25,642
                                             --------       --------      --------          ----------      -------     ----------
   Total additions                             87,871         69,654        12,337             887,664       30,388      1,087,914
                                             --------       --------      --------          ----------      -------     ----------
Payments to or on behalf
 of participants                                8,328         10,058        16,354             589,574        3,059        627,373
Administrative expenses                           598            367           858              15,382                      17,205
                                             --------       --------      --------          ----------      -------     ----------
   Total deductions                             8,946         10,425        17,212             604,956        3,059        644,578
                                             --------       --------      --------          ----------      -------     ----------
   Net increase (decrease)                     78,945         59,229        (4,875)            282,708       27,329        443,336

Net assets available for benefits:
 Beginning of year                            101,099        115,826       167,160           2,760,214       51,688      3,195,987
                                             --------       --------      --------          ----------      -------     ----------
 End of year                                 $180,044       $175,055      $162,285          $3,042,922      $79,017     $3,639,323
                                             ========       ========      ========          ==========      =======     ==========

                                                                                                                       (Concluded)
